EXHIBIT 10.19



               COMPENSATION OF NON-EMPLOYEE DIRECTORS OF KSW, INC.



During 2004, the Company paid its non-employee directors an annual fee of $16,000, an attendance fee of $1,000 per meeting of the Board of Directors and $500 per committee meeting if not held in conjunction with a meeting of the Board of Directors. As of March 31, 2005, the fees for non-employee directors are the same as for 2004.